Exhibit 99.1

Bion Announces First Offtake Commitments for its Organic Nitrogen Fertilizer

May 27, 2025. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock and organic waste treatment and resource recovery technology, announced it has received the first Letters of Interest (LOI) for its OMRI (Organic Materials Research Institute) Listed nitrogen fertilizer, from two of the largest distributors of organic fertilizers on the West Coast.

Perfect Blend has executed an LOI for 50,000 gallons at $7.00 per pound, FOB (Freight on Board) at Bion’s initial fertilizer production facility (location to be determined). Perfect Blend’s headquarters are in Bellevue, Washington, and they have offices across the USA and increasingly in places around the world. They lead in the research, development, and manufacturing of focused nutrition biological fertilizers and are highly regarded for quality and service. See https://perfect-blend.com/.

Yield RMG (Resource Management Group) has executed an LOI for 100,000 gallons at $7.00 per pound, FOB at Bion’s initial fertilizer production facility (location to be determined). Yield RMG is headquartered in Hollister, California, near the heart of California’s robust specialty and organic crop production. They are committed to empowering agribusinesses that embrace organic and sustainable practices and dedicated to pioneering change in three pivotal sectors: organic and sustainable agriculture, renewable energy, and water and waste treatment. See https://www.yieldrmg.com/.

The LOIs are for Bion’s OMRI Listed 10-0-0 liquid nitrogen fertilizer. They are non-binding agreements until Bion identifies and commences development of projects to supply the products. At that time, delivery timelines and production capacity can be determined, and the next steps will be to execute term contracts to reserve future production volumes. Bion is very encouraged by early interest in its technology, from engineering and construction firms, to implement projects in the biogas industry.

Bion retained Philo Consulting to represent its fertilizer products to distributors in the organic grower market segment, including specialty field crops. Bion has also begun to pursue opportunities in niche agriculture markets related to indoor farming, including vertical, hydroponic, and greenhouse systems, including cannabis. Bion is currently involved in testing with suppliers in the retail consumer products segment (home and garden). Bion believes its child- and pet-friendly organic products may also have broad appeal in turf and landscape applications for parks, golf courses, schools, playgrounds, and youth sports fields, and is evaluating pathways to these very large potential markets.

Craig Scott, Bion’s CEO, said, “We are enjoying the transition from R&D to commercialization. Despite the challenges we have had and continue to face, we have successfully demonstrated our technology and its economics. Just as important, we have now shown there is demand for the fertilizer products our technology produces and at attractive pricing. We are confident that continued success on the business front will translate to success on the capital side, too.

These initial commitments are the reason for our increasing optimism. This is an exciting time for us: we are entering new markets with demand for new products like ours. We are confident that these and additional offtake commitments, at pricing that supports production, will allow us to find and implement projects able to fulfil them. We look forward to more offtake LOIs in the coming weeks, followed by progress and news on how we will meet that demand. Stay tuned.”

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Bion Environmental Technologies’ patented Ammonia Recovery System (ARS) produces organic (OMRI Listed) and low-carbon nitrogen fertilizers from the problematic ammonia produced when biogas is generated from animal manure, industrial, and other organic waste streams. Recovering this valuable resource, instead of allowing it to escape to the environment, prevents air and water pollution, produces clean water for reuse or discharge, and improves the economics of livestock and biogas operations. Bion’s platform aligns with global trends toward circular economy models and low-carbon and low-impact fuels and agriculture. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words and phrases ‘look forward to’, ‘will’, ‘confident’, ‘can’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)